UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2014

NATIONAL MENTOR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-129179	31-1757086
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

313 Congress Street, 6th Floor

Boston, Massachusetts 02210

(Address of Principal executive offices, including Zip Code)

(617) 790-4800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entering into a Material Definitive Contract.

On January 31, 2014, National Mentor Holdings, Inc. (the “Company”) and NMH Holdings, LLC (“Parent”) entered into a new senior credit agreement (the “New Senior Credit Agreement”) with Barclays Bank PLC, as administrative agent, and the other agents and lenders named therein, for the new senior secured credit facilities (the “New Senior Secured Credit Facilities”), consisting of a $600.0 million term loan facility (the “New Term Loan Facility”) and a $100.0 million senior secured revolving credit facility (the “New Senior Revolver”). After paying certain fees and expenses incurred in connection with the New Senior Credit Agreement, the net proceeds from the New Term Loan Facility were used as follows: (1) approximately $548.0 million was used to pay off the Company’s obligations under its existing term loan, including $50.0 million to replace the cash collateral account in support of issuance of letters of credit under an institutional letter of credit facility (the “Institutional Letter of Credit Facility”) and (2) approximately $40.0 million will be used to partially redeem $38 million principal amount of the Company’s 12.50% Senior Notes due 2018 (the “Notes”). The New Term Loan Facility has a seven-year maturity and the New Senior Revolver has a five-year maturity; provided, that if the Notes are not refinanced in full on or prior to the date that is three months prior to February 15, 2018, such maturity dates shall spring forward to November 15, 2017. The New Senior Credit Agreement provides that the Company may make one or more offers to the lenders, and consummate transactions with individual lenders that accept the terms contained in such offers, to extend the maturity date of the lender’s term loans and/or revolving commitments, subject to certain conditions, and any extended term loans or revolving commitments will constitute a separate class of term loans or revolving commitments.

All of the Company’s obligations under the New Senior Secured Credit Facilities are guaranteed by NMH Holdings, LLC (“Parent”) and the subsidiary guarantors named therein (the “Subsidiary Guarantors”). Pursuant to the Guarantee and Security Agreement, dated as of January 31, 2014 (the “Guarantee and Security Agreement”), among Parent, as parent guarantor, the Company, certain subsidiaries of the Company, as subsidiary guarantors and Barclays Bank, PLC, as administrative agent, subject to certain exceptions, the obligations under the New Senior Secured Credit Facilities are secured by a pledge of 100% of the Company’s capital stock and the capital stock of certain domestic subsidiaries owned by the Company and a security interest in substantially all of the Company’s tangible and intangible assets and the tangible and intangible assets of Parent and each Subsidiary Guarantor.

The New Senior Revolver includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the “swingline loans.” Any issuance of letters of credit or making of a swingline loan will reduce the amount available under the revolving credit facility. As of the closing, the Company had no borrowings under the New Senior Revolver and approximately $44.7 million of letters of credit issued under the Institutional Letter of Credit Facility.

At the Company’s option, the Company may add one or more new term loan facilities or increase the commitments under the New Senior Revolver (collectively, the “Incremental Borrowings”) in an aggregate amount of up to $125.0 million plus any additional amounts so long as certain conditions, including a consolidated first lien leverage ratio (as defined in the New Senior Credit Agreement) of not more than 4.50 to 1.00 on a pro forma basis, are satisfied. The covenants in the Company’s indenture governing the Notes effectively limit the amount of Incremental Borrowings that the Company may incur.

Borrowings under the New Senior Secured Credit Facilities bear interest, at the Company’s option, at: (i) an ABR rate equal to the greater of (a) the prime rate of Barclays Bank PLC, (b) the federal funds rate plus 1/2 of 1.0%, and (c) the Eurodollar rate for an interest period of one-month beginning on such day plus 100 basis points, plus 2.75% (provided that the ABR rate applicable to the New Term Loan Facility shall not be less than 2.00% per annum); or (ii) the Eurodollar rate (provided that the Eurodollar rate applicable to the New Term Loan Facility shall not be less than 1.00% per annum), plus 3.75%. The Company is also required to pay a commitment fee to the lenders under the New Senior Revolver at an initial rate of 0.50% of the average daily unutilized commitments thereunder. The Company must also pay customary letter of credit fees, including a fronting fee as well as administration fees.

The New Senior Credit Agreement requires the Company to make mandatory prepayments, subject to certain exceptions, with: (i) beginning in fiscal year 2015, 50% (which percentage will be reduced upon our achievement of certain first lien leverage ratios) of the Company’s annual excess cash flow; (ii) 100% of net cash proceeds of all non-ordinary course assets sales or other dispositions of property, subject to certain exceptions and thresholds; and

(iii) 100% of the net cash proceeds of any debt incurrence, other than debt permitted under the New Senior Credit Agreement. The Company is required to repay the New Term Loan Facility portion of the New Senior Secured Credit Facilities in quarterly principal installments of 0.25% of the principal amount commencing on June 30, 2014, with the balance payable at maturity. The New Senior Credit Agreement permits the Company to offer to the lenders newly issued notes in exchange for their term loans in one or more permitted debt exchange offers, subject to the conditions set forth in the New Senior Credit Agreement. In addition, if, on or prior to July 31, 2014, the Company prepays or reprices any portion of the New Term Loan Facility, the Company will be required to pay a prepayment premium of 1% of the loans being prepaid or repriced.

The New Senior Credit Agreement contains a springing financial covenant. If, at the end of any fiscal quarter, the Company’s usage of the New Senior Revolver exceeds 30% of the commitments thereunder, the Company is required to maintain at the end of each such fiscal quarter, commencing with the quarter ending June 30, 2014, a consolidated leverage ratio of not more than 5.50 to 1.00. This consolidated ratio will step down to 5.00 to 1.00 commencing with the fiscal quarter ending March 31, 2017.

The New Senior Credit Agreement also contains a number of covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability and the ability of its subsidiaries to: (i) incur additional indebtedness; (ii) create liens on assets; (iii) engage in mergers or consolidations; (iv) sell assets; (v) pay dividends and distributions or repurchase the Company’s capital stock; (vi) enter into swap transactions; (vii) make investments, loans or advances; (viii) repay certain junior indebtedness; (ix) engage in certain transactions with affiliates; (x) enter into sale and leaseback transactions; (xi) amend material agreements governing certain of the Company’s junior indebtedness; (xii) change our lines of business; (xiii) make certain acquisitions; and (xiv) limitations on the letter of credit cash collateral account. If the Company withdraws any of the $50.0 million from the cash collateral account supporting the issuance of letters of credit, it must use the cash to either prepay the New Term Loan Facility or to secure any other obligations under the New Senior Secured Credit Facilities in a manner reasonably satisfactory to the administrative agent. The New Senior Credit Agreement contains customary affirmative covenants and events of default.

Item 1.02. Termination of a Material Definitive Agreement.

On January 31, 2014, in connection with the borrowings under the New Senior Secured Credit Facilities, the Company repaid in full all outstanding borrowings under the senior credit agreement, dated as of February 9, 2011, as amended from time to time (the “Existing Senior Secured Credit Facilities”), by and among Parent, the Company, UBS AG, as administrative agent, and the lenders from time to time party thereto, and terminated the Existing Senior Secured Credit Facilities. A summary of the terms of the Existing Senior Secured Credit Facilities is included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On January 27, 2014, the Company issued a conditional notice of partial redemption to holders of the outstanding Notes, that the Company will redeem $38 million aggregate principal amount of the currently outstanding $250 million aggregate principal amount of Notes on February 26, 2014. The redemption price of the Notes is 106.250% of the principal amount redeemed, plus accrued and unpaid interest to, but not including, the Redemption Date, in accordance with the provisions of the indenture governing the Notes. The notice of partial redemption was conditioned upon the completion of the refinancing of the Company’s existing senior secured credit facilities with new senior secured credit facilities that include a term loan facility of at least $600 million. The closing of the New Senior Secured Credit Facilities satisfied the condition in the notice of redemption, and, as a result, $38 million of the Notes have become irrevocably due and payable on February 26, 2014.

Item 8.01. Other Events.

On January 31, 2014, the Company issued a press release announcing the completion of the New Senior Secured Credit Facilities. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of January 31, 2014, among NMH Holdings, LLC, as parent guarantor, National Mentor Holdings, Inc., as borrower, the several lenders from time to time party thereto, Barclays Bank PLC, as administrative agent, Goldman Sachs Bank USA, as syndication agent, Jefferies Finance LLC and UBS Securities LLC, as co-documention agents, and Barclays Bank PLC, Goldman Sachs Bank USA, Jefferies Finance LLC and UBS Securities LLC, as joint lead arrangers and joint bookrunners.

10.2	Guarantee and Security Agreement, dated as of January 31, 2014, among NMH Holdings, LLC, as parent guarantor, National Mentor Holdings, Inc., as borrower, certain subsidiaries of National Mentor Holdings, Inc., as subsidiary guarantors, and Barclays Bank, PLC, as administrative agent.

99.1	Press release issued January 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL MENTOR HOLDINGS, INC.

/s/ Denis M. Holler
Date: January 31, 2014	Name:	Denis M. Holler
	Title:	Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of January 31, 2014, among NMH Holdings, LLC, as parent guarantor, National Mentor Holdings, Inc., as borrower, the several lenders from time to time party thereto, Barclays Bank PLC, as administrative agent, Goldman Sachs Bank USA, as syndication agent, Jefferies Finance LLC and UBS Securities LLC, as co-documention agents, and Barclays Bank PLC, Goldman Sachs Bank USA, Jefferies Finance LLC and UBS Securities LLC, as joint lead arrangers and joint bookrunners.

10.2	Guarantee and Security Agreement, dated as of January 31, 2014, among NMH Holdings, LLC, as parent guarantor, National Mentor Holdings, Inc., as borrower, certain subsidiaries of National Mentor Holdings, Inc., as subsidiary guarantors, and Barclays Bank, PLC, as administrative agent.

99.1	Press release issued January 31, 2014.